Exhibit 10.1

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM	morrison & foerster llp

new york, san francisco,
los angeles, palo alto,
sacramento, san diego,
denver, northern virginia,
washington, d.c.
tokyo, london, brussels,
beijing, shanghai, hong kong

Writer’s Direct Contact

415.268.7999
PCavaney@mofo.com

January 25, 2013

Michael Krall
Chief Executive Officer
Pure Bioscience, Inc.
1725 Gillespie Way
El Cajon, CA 92020

Dear Mike:

This letter agreement (the “Agreement”) sets forth the agreement between Morrison & Foerster LLP (“Morrison”) and Pure Bioscience, Inc., a Delaware corporation (the “Company”) regarding amounts due and payable to Morrison for legal services rendered.

We have reviewed the letter dated September 11, 2012 from The Nasdaq Stock Market regarding the conditions to the Company’s continued listing on the Nasdaq Capital Market, and we understand that a reduction in the amounts payable to Morrison is a necessary part of the Company’s ability to satisfy the minimum forecasted stockholders’ equity requirement.

Based in part upon the foregoing, Morrison and the Company agree as follows:

1.
In consideration for the issuance by the Company of the Promissory Note attached hereto as ExhibitA (the “Note”) in the principal amount of $1,125,000 Morrison will waive $1,518,540.55 of amounts payable for the invoices listed on Schedule 1.

2.
In consideration for Morrison’s acceptance of the Note in lieu of payment of the invoices listed on Schedule 1, the Company will issue to Morrison a warrant to purchase 375,000 shares of the Company’s common stock at an exercise price of $0.83 per share in the form attached hereto as Exhibit E (the “Warrant”).

For the avoidance of doubt, the Company and Morrison acknowledge and agree that the issuance of the Notes and Warrant shall be in full satisfaction of the obligations under the invoices listed on Schedule 1.  Morrison hereby releases any claim it has or may have to payment of such obligations.

The Company acknowledges and agrees (i) that the terms of this Agreement are fair and reasonable to the Company, (ii) that Morrison has advised the Company of all terms of the transaction in writing and the Company has obtained advice from independent counsel with respect to this Agreement, the Notes and the Warrant and (iii) that the Company consents to the terms of this Agreement and the actions contemplated hereby.

This Agreement does not, modify the terms of our engagement letter with you dated April 17, 2007, except as specifically provided herein.

To indicate the Company’s agreement to the foregoing, please sign in the space provided below.  Please return a copy to Scott Stanton by facsimile (858) 523-5941 or electronically to SStanton@mofo.com.

Sincerely,

/s/ Pat Cavaney
Pat Cavaney
Chief Operating Officer

Agreed and Acknowledged:

PURE BIOSCIENCE, INC.

By:      /s/ Michael Krall
Michael Krall, Chief Executive Officer

Dated:   January 25, 2013

Schedule 1

Invoices Exchanged for Promissory Notes